EXHIBIT 7
                                    ---------


               SECOND AMENDMENT TO THE INVESTORS' RIGHTS AGREEMENT



         This Second Amendment to the Investors' Rights Agreement (this "Amendment") dated as of September 20, 2001, is by and between Amerigon Incorporated, a California corporation (the "Company"), Big Beaver Investments LLC, a Delaware limited liability company (the "Lender") and Westar Capital II LLC, a Delaware limited liability company ("Westar") and amends the Investors' Rights Agreement dated as of June 8, 1999 among the Company, the Lender and Westar Capital II LLC, a Delaware limited liability company (the "Investors' Rights Agreement"). All terms not otherwise defined herein shall have the meanings set forth in the Investors' Rights Agreement.

                                    RECITALS

         WHEREAS, the Company and the Lender, have entered into a Credit Agreement (the "2001 Credit Agreement"), dated as of September 20, 2001;

         WHEREAS, the Note issued by Company pursuant to the 2001 Credit Agreement is convertible into Common Stock of the Company as provided therein;

         WHEREAS, in order to induce the Lender to enter into the Credit Agreement, the Company and the Lender have entered into a certain Bridge Warrant Agreement, dated as of September 20, 2001 (the "Warrant Agreement"), pursuant to which the Company has agreed to issue to the Lender certain warrants ("Bridge Warrants") to purchase shares of Common Stock of the Company as provided therein;

         WHEREAS, the Company desires to amend and restate the definitions of "Registrable Securities," "Bridge Loan," "Bridge Note," and "Bridge Warrants" in the Investors' Rights Agreement;

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Investors' Rights Agreement as provided herein:

1. Section 1.1(g) of the Investors' Rights Agreement is amended and restated as follows:

         "The term `Registrable Securities' means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, (ii) the Common Stock issued or issuable upon the exercise of the Bridge Note and the Bridge Warrants, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) a dividend or other distribution with respect to, or in exchange for or in replacement of

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         the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned."

         The following definitions are added after Section 1.1(i) of the Investors' Rights Agreement.

         "(j) The term `Bridge Note' means the promissory note executed and delivered by Company to Big Star Investments LLC ("Big Star") pursuant to a Credit Agreement dated as of March 16, 2000 (the "2000 Bridge Credit Agreement") and the promissory note executed and delivered by the Company to the Lender pursuant to a Credit Agreement dated as of September 20, 2001 between Company and the Lender (the "2001 Bridge Credit Agreement"), as such agreements may be amended, restated, modified or supplemented from time to time.

         (k) The term `Bridge Warrants' means a Bridge Warrant dated March 16, 2000 issued by the Company to Big Star and any additional Bridge Warrants issued to Big Star pursuant to the 2000 Bridge Credit Agreement and a Bridge Warrant dated September 20, 2001 issued by the Company to the Lender and any additional Bridge Warrants issued to the Lender pursuant to the 2001 Bridge Credit Agreement."

2. Right of First Offer. The Lender and Westar acknowledge that the Company has satisfied its obligations to the Major Investors pursuant to Section 2 of the Investors' Rights Agreement in connection with the issuance of the Bridge Note and the Bridge Warrants.

3.       Miscellaneous.

         3.1 Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

         3.2 Governing Law. This Amendment shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

         3.3 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.

         3.4 Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

         3.5 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Amendment, the prevailing party shall be entitled to reasonable attorneys'

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         fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         3.6 Amendments and Waivers. Any term of this Amendment may be amended and the observance of any term of this Amendment may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

         3.7 Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         3.8 Entire Agreement; Amendment; Waiver. This Amendment constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

                                       AMERIGON INCORPORATED,
                                       a California corporation


                                       By:  /s/ RICHARD A. WEISBART
                                            ------------------------------------
                                       Name:    Richard A. Weisbart
                                       Title:   President & CEO

                                       BIG BEAVER INVESTMENTS LLC,
                                       a Delaware limited liability company


                                       By:  /s/ PAUL OSTER
                                            ------------------------------------
                                       Name:    Paul Oster
                                       Title:   Chief Financial Officer

                                       WESTAR CAPITAL II LLC,
                                       a Delaware limited liability company

                                       By:   Westar Capital Associates II, LLC,
                                             Managing Member


                                             By:  /s/ JOHN CLARK
                                                  ------------------------------
                                             Name:    John W. Clark,
                                             Title:   Managing Member